Exhibit 99.1
Daktronics, Inc. Announces Next Steps in Ongoing Business Transformation Plan

Business Transformation Office Driving Strategic Initiatives to Accelerate Profitable Growth, Increase Margins and Drive Consistent Returns on Invested Capital in the Mid-to-High Teens

Ad Hoc Transformation Committee of the Board to Oversee Execution of Strategic Initiatives

Board of Directors Initiates Search for New Chief Financial Officer to Support the Achievement of the Company’s ROIC Goals

Sheila Anderson Named to Newly Created Role of Chief Data and Analytics Officer to Lead Digital Transformation

BROOKINGS, SD – October 21, 2024 – Daktronics Inc (“Daktronics” or the “Company”) (Nasdaq – DAKT) today announced the next phase of its ongoing business transformation plan to accelerate profitable growth, increase profit margins, and drive returns that are consistently in the mid-to-high teens and well above the Company’s cost of capital.

During fiscal 2023 and 2024, the Company significantly strengthened its balance sheet and fulfilled orders, resulting in reducing its backlog to more normal levels, delivering record revenue and profit, and a fiscal year-end 2024 liquidity of more than $135 million.

To drive continued progress, Daktronics has formed an internal Business Transformation Office (“BTO”), which includes the Chief Executive Officer, other members of the leadership team and senior executives from a leading global strategic and operational consulting firm. To underscore the importance of these initiatives and to oversee their execution, the Board has formed an ad hoc transformation committee, chaired by director Howard Atkins, who is also a member of the BTO. Mr. Atkins has extensive experience in transformational efforts.

The BTO has undertaken a comprehensive review of the Company’s business, strategy and operations and is developing a set of strategic initiatives, enabled in part by the Company’s previously announced digital transformation, to provide even better outcomes for customers, deeper penetration of its current and adjacent market verticals, above-market growth, and more efficient delivery, fulfillment, and service. The goal of these initiatives is to grow revenue faster than the Company’s addressable market, expand operating margins, and generate returns on capital in the mid-to-high-teens and consistently above the Company’s cost of capital.

The Board has initiated a search for a new Chief Financial Officer and is seeking to recruit an experienced public company CFO who has served as an integral partner in business transformations aimed at driving returns on capital.

Sheila Anderson, who has served as the company’s CFO since 2012, has been appointed to the newly created position of Chief Data and Analytics Officer to support and accelerate the Company’s digital transformation. Ms. Anderson will continue to serve in her role as CFO until her successor is identified.

“With a strong foundation in place and exciting initiatives underway, we believe Daktronics is well positioned to drive sustainable, profitable growth and strong returns on capital,” said Reece Kurtenbach, Daktronicsʹ Chairman, President and Chief Executive Officer. “I look forward to working closely with the committee and the entire Board of Directors to advance these important initiatives. Together, we are committed to taking actions that will enhance and expand Daktronics’ market leadership position and create significant long-term value for our customers, shareholders and all stakeholders.”

The Board notes that the Company has approximately $29 million remaining under its existing share repurchase authorization and, reflecting its confidence in the Company’s continued transformation, is evaluating opportunities to use and potentially augment that authorization over time.

At this time, Daktronics expects to deliver fiscal 2025 second quarter revenue, gross profit and operating income approximately in line with the current analyst consensus.1 Daktronics expects to release its fiscal Q2 earnings and host a conference call in early December, at which time the Company will discuss results for the quarter and management’s expectations for the full fiscal year; details for this call will be announced separately.

ABOUT DAKTRONICS
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com.

SAFE HARBOR STATEMENT
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

FOR MORE INFORMATION
Sheila Anderson, Chief Financial Officer
Investor Relations
Tel 605-692-0200
Email investor@daktronics.com

LHA Investor Relations
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com

1 FactSet calculates consensus revenue, gross profit and operating income for Q2 2025 to be $200.0 million, $49.7 million and $11.6 million, respectively, as of October 18, 2024. Second quarter 2025 expected results reflect Daktronics’ preliminary estimates based on currently available information and are subject to completion of Daktronics’ financial closing procedures. These results may change, and those changes may be material.